Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM 12

Islands of Bermuda

PRESS RELEASE

ETV ON DEMAND, a division of Creator Capital Ltd., launches

IPTV Pilot Test with MEDIA PARTNERS INTERNATIONAL in Thailand

BANGKOK, THAILAND, HAMILTON, BERMUDA – June 14, 2006 - CREATOR CAPITAL LIMITED (CTORF:OTCBB)   (“CCL” or the "Company") announces that its wholly owned subsidiary ETV ON DEMAND (“ETV”), a global Internet distribution network offering sports and entertainment content over the Internet, has commenced a Pilot Test of its IPTV service in Thailand.

Through its partnership with Media Partners International, Co., Ltd (“MPI”), www.mpitv.com ETV will be deploying the ETV ON DEMAND Test System to an initial test market of 1000, growing to 10,000 test users throughout Thailand.  The test period will last for up to 90 days, and will aggregate both technical information and customer feedback on the delivery system, the content, and ease of use of the system.  It is expected that the ETV ON DEMAND full service launch will begin by the end of the 3rd Q 2006 in Bangkok.  At this point, MPI will market the system throughout Thailand, a country with a growing population of more than 65 million.  MPI has projected users to grow by 50,000-100,000 monthly once it rolls out the ETV ON DEMAND system nationally.

MPI and ETV have secured partnerships throughout Southeast Asia, Hong Kong, Taiwan, Mainland China, and India, and are working together to prepare these markets for the full ETV ON DEMAND system launch, expected to take place later this year, and through early 2007.  Potential viewership in these markets approximates 600 million.

ETV’s proven broadband delivery technology affords consumers their choice of entertainment and sports programming 24 hours a day over the Internet, with full-screen broadcast resolution on a guaranteed bandwidth backbone.  The company’s complete end-to-end solution encompasses the latest Internet television technology, exclusive sports and entertainment content, and worldwide broadband distribution.

MPI is a vertically integrated media company operating in the filmed and recorded entertainment and sports events production, licensing, and distribution industries.  MPI’s Chairman Sitichai Nuanmanee stated: “The Pilot Test with ETV positions our two companies to dominate the broadband viewership market throughout Southeast Asia and India.”

ABOUT CREATOR CAPITAL

Creator Capital Ltd., www.creatorcapital.com is a Bermuda exempted company, providing incubation and investment in a wide range of broadband entertainment technologies. With the acquisition of ETV ON DEMAND in April of 2006, CCL now has the technology base to offer a more complete array of compelling content directly to the subscriber bases of the world's largest global telecommunications, satellite, and Internet Service providers—all through full-screen high-resolution broadband television.

ON BEHALF OF THE BOARD OF DIRECTORS

Deborah Fortescue-Merrin

Deborah Fortescue-Merrin

Chairman of the Board

Corporate Contacts:

CREATOR CAPITAL LTD Contact: Deborah Fortescue-Merrin Telephone: (604) 947-2555 Email: info@creatorcapital.com Website: http://www.creatorcapital.com	ETV CHANNELS ON DEMAND, INC. Tony Barnard (604) 639-0661 info@etvhollywood.tv http://www.etvhollywood.tv

Safe Harbour statements under the Private Securities Litigation Reform Act of 1995;

Certain statements in this document constitute "forward-looking statements" within the meaning of within the meaning of Section 27A of the Securities Act of 1933, and Section 21B of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Creator Capital Limited ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov .